EXECUTION
ORIGINAL

SHELLS SEAFOOD RESTAURANTS, INC.

TECHNICAL CONSULTING AND SUPPORT SERVICES AGREEMENT

** * **

KINGDOM OF SAUDI ARABIA, EGYPT, JORDAN, QATAR, OMAN, BAHRAIN, UNITED ARAB EMIRATES, KUWAIT, PAKISTAN and INDIA

TABLE OF CONTENTS

SUMMARY PAGES

1. **Parties**:

Shells: **SHELLS SEAFOOD RESTAURANTS, INC.**
a Delaware corporation

*16313 N. Dale Mabry Hwy.
Suite 100
Tampa, FL 33618
Attn: Chief Executive Officer
fax: (813) 960-9059

F&E: **FOOD AND ENTERTAINMENT CO., LTD.**
a limited liability company with commercial register No. 2051024638 issued from Khobar Commercial Registration Office on 24/08/1421H

*P.O. Box 359
Riyadh 11411
Kingdom of Saudi Arabia
Attn: Mr. Talal Azhari

phone:________________________
fax:__________________________
email:________________________

*Address for Notice Purposes

2. **Effective Date**: ____________, 2007

3. **Territory**: Kingdom of Saudi Arabia, Egypt, Jordan, Qatar, Oman, Bahrain, United Arab Emirates, Kuwait, Pakistan and India, each as geographically constituted as of the Effective Date.

4. **Monthly Technical Consulting and Support Services Fee**: 1% of each calendar month's Gross Sales during the Technical Consulting and Support Services Term.

5. **Monthly Late Development Fee**: an amount equal to U.S. $50 per day (based on 1% of an estimated U.S. $5,000 in Gross Sales per Restaurant per day) for each Restaurant that F&E has failed to timely develop and open pursuant to the Development Schedule.

6. **Technical Consulting and Support Services Term**: A period of ten (10) years beginning on the Effective Date, subject to earlier termination and renewal in accordance with the terms of this Agreement.

7. **Development Schedule***:

(see following page)

Development Period	Development Period Ending	Total Number of Restaurants That Must be Open and in Operation at the End of the Development Period
1	September 30, 2008 (12 months from the Effective Date of this Agreement)	1
2	September 30, 2009 (24 months from the Effective Date of this Agreement)	2
3	September 30, 2010 (36 months from the Effective Date of this Agreement)	3
4	September 30, 2011 (48 months from the Effective Date of this Agreement)	4
5	September 30, 2012 (60 months from the Effective Date of this Agreement)	5
6	September 30, 2013 (72 months from the Effective Date of this Agreement)	6
7	September 30, 2014 (84 months from the Effective Date of this Agreement)	7
8	September 30, 2015 (96 months from the Effective Date of this Agreement)	8
9	September 30, 2016 (108 months from the Effective Date of this Agreement)	9
10	September 30, 2017 (120 months from the Effective Date of this Agreement)	10

*F&E has no obligation to develop and operate Restaurants in all or any particular country(ies) located in the Territory.

8. **Controlling Principal**: Mr. Fawaz Abdulaziz Fahad Alhokair

Address:____________________
Phone #:____________
Fax #:____________
E-Mail:____________

9. **Director of Operations**: Mr. Talal Azhari

Address: P.O. Box 359, Riyadh 11411, K.S.A.
Phone #: 011-966-1-464-3361, ext. 101

Fax #:011-966-1-464-3875
E-Mail: tazhari@foodandent.com

10. **Ownership Interests in F&E are owned by:**

Name	Percentage
*Saudi Fas Holding Co.	35%
**Fawaz A. Alhokair & Co. Holding	35%
Mr. Fawaz Abdulaziz Fahad Alhokair	10%
Mr. Salman Abdulaziz Fahad Alhokair	10%
Mr. Abdul Majeed Abdulaziz Fahad Alhokair	10%

*Saudi Fas Holding Co. is owned by Mr. Fawaz Abdulaziz Fahad Alhokair (33.4%), Mr. Salman Abdulaziz Fahad Alhokair (33.4%) and Mr. Abdul Majeed Abdulaziz Fahad Alhokair (33.2%).

**Fawaz A. Alhokair & Co. Holding is owned by Mr. Fawaz Abdulaziz Fahad Alhokair (33.4%), Mr. Salman Abdulaziz Fahad Alhokair (33.4%) and Mr. Abdul Majeed Abdulaziz Fahad Alhokair (33.2%).

11. **Principals**: Saudi Fas Holding Co.; Fawaz A. Alhokair & Co. Holding ; Mr. Fawaz Abdulaziz Fahad Alhokair; Mr. Salman Abdulaziz Fahad Alhokair; Mr. Abdul Majeed Abdulaziz Fahad Alhokair

12. **Agency Laws**: Each of the following (i) the Bahrain Commercial Agencies Law, Decree Law No. 10/1992, as amended by Decree Law No. 8/1998 (the "Bahrain Agency Law"), (ii) the U.A.E. Federal Law No. 18 of 1981 Regulating Commercial Agencies (the "U.A.E. Agency Law"), (iii) Royal Decree No. 11, dated 20/2/1381AH, as amended by Royal Decree No. 5, dated 11/6/1389AH and Royal Decree No. 32, dated 10/8/1400AH and its implementing rules issues by Ministerial Resolution No. 1897 of 24-5-1401AH and by Ministerial Resolution No. 1012 on Applicability of Commercial Agencies Regulations to Franchising Agreements (the "Saudi Arabia Agency Law"), (iv) Oman Royal Decree No. 26/77 (the "Oman Agency Law"), (v) Law No. 16 of 1975 (the "Qatar Agency Law"); (vi) the Law of Commerce of Kuwait (the "Kuwait Agency Law"); (vii) Commercial Agents and Intermediaries Law No. 28 for the Year 2001 (the "Jordan Agency Law"); and (viii) Law No. 120 of 1982 (the "Egypt Agency Law").

13. **Amount of Letter of Credit**:

Letter of Credit Amount (US$)	Date
$1,050,000	Upon signing this Agreement
$500,000	Upon Shells' receipt of the final installment of the Purchase Price and continuing for the duration of the Technical Consulting and Support Services Term

14. **Confirming Bank**: Wachovia Bank

15. **Issuing Bank**:____

16. **Non-Compliance Damages (Section 17.10)**:

(a) Default under transfer provisions in Section 10 – Specific damages in the amount of U.S. $250,000.

(b) Default under non-competition provisions in Sections 11.1 and 11.2 – Specific damages equal to 4% of the monthly gross revenues of all Restaurant(s) being operated in violation of Section 11.1 or 11.2 for so long as such restaurant(s) operates.

(c) Default under confidentiality provisions in Section 11.3 – Specific damages in the amount of U.S. $250,000.

(d) Default under the employee non-solicitation provisions in Section 11.4 – Specific damages equal to three times the annual salary of the employee involved plus reimbursement of all costs and attorneys' fees incurred.

(e) Any other default by F&E or a Principal in accordance with Section 17.10(b) - Specific damages equal to (i) the number of Restaurants described in the Development Schedule which are not then open for operation and doing business (at the time of the default) multiplied by (ii) 4% of the average aggregate Gross Sales of the Restaurants described in the Development Schedule which have then been open for operation and doing business during the immediately preceding 36 months. If a Restaurant described in the Development Schedule has not been open for operation and doing business for 36 months by the date of the breach, the amount to be used for such Restaurant(s) will be the average amount of Gross Sales for each of the Restaurants calculated in accordance with (ii) above.

SHELLS SEAFOOD RESTAURANTS, INC.

TECHNICAL SERVICES AND CONSULTING AGREEEMENT

This Agreement is made as of the Effective Date, by and between Shells and F&E.

RECITALS

A. Shells developed and operates a distinctive system of Restaurants that specialize in the sale of seafood and other food products in an attractive, casual setting, that includes proprietary rights in certain valuable Marks and which operate under the System.

B. F&E has purchased the rights to the System and the Marks in the Territory pursuant to a separate Restaurant System Purchase Agreement executed concurrently with this Agreement.

C. F&E desires to obtain certain Technical Consulting and Support Services from Shells in connection with the development and operation of Restaurants under the System and Marks in the Territory, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual obligations contained herein, it is hereby agreed as follows:

1. DEFINITIONS

1.1. **Action** means suit, proceeding, claim, demand, investigation, or inquiry, formal or informal.

1.2. **Administrator** means the person serving as the administrator for the International Centre for Dispute Resolution under its international arbitration rules.

1.3. **Adverse Change of Law** means the adoption, promulgation, modification or reinterpretation after the Effective Date, by any governmental or judicial authority in any country in the Territory, of any law, regulation, policy, order, circular or similar directive which action materially and adversely affects Shells' ability to enjoy the economic benefits of this Agreement or to enforce its rights hereunder. An Adverse Change of Law does not constitute an event of Force Majeure.

1.4. **Affiliate** means a Person that directly or indirectly Controls, is Controlled by, or is under common Control with another Person.

1.5. **Agency Laws** means the commercial agency law(s) set forth in the Summary Pages and any regulations promulgated under such law(s), and any other similar laws governing commercial agency relationships in any country located within the Territory.

1.6. **Asset Interests** means any interest in or right under this Agreement, the Marks, the System, the Restaurants or the assets of the Restaurants, including the Restaurants' premises.

1.7. **Business Day** means, as to Shells, all calendar days except Saturday, Sunday and legal holidays provided under applicable laws of the United States and, as to F&E and the Principals, all calendar days except Friday, Saturday and legal holidays provided under applicable laws of the Kingdom of Saudi Arabia.

1.8. **Business Entity** means a corporation, general or limited partnership, limited liability company, trust or comparable entity recognized by any applicable legal system in the Territory.

1.9. **Confidential Information** means the components of the System, the Standards, contents of the Manuals and of all training materials and computer programs developed by Shells or in accordance with its specifications, and other trade secrets and information regarding Shells' customers, suppliers, recipes, ingredients and any other information that Shells imparts to F&E with respect to a Restaurant's operation or management, whether designated as confidential or not and whether or not such information constitutes "trade secrets" under prevailing judicial interpretations. For clarification, "Confidential Information" does not include any information (i) that has become publicly known through no act or omission of F&E, any of the Principals, or any of their respective Affiliates, officers, directors or employees, (ii) that has been received in good faith by F&E or any Principal from a Person having lawful and legitimate possession of the information and the right to disclose such information free of any duty of confidentiality to Shells, or (iii) that has been expressly approved in writing for public disclosure by Shells.

1.10. **Confirming Bank** means the confirming bank set forth in the Summary Pages or another international bank designated by Shells.

1.11. **Control and Controlling Interest** means the possession, directly or indirectly, of the power to direct or cause the direction, of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

1.12. **Data Protection Laws** means data protection and privacy laws and regulations in any relevant jurisdiction.

1.13. **Dollars** or **$** means U.S. dollars.

1.14. **Effective Date** means the date that Shells signs and dates this Agreement, as indicated in the Summary Pages.

1.15. **Force Majeure** means acts of God (such as tornadoes, earthquakes, hurricanes, floods, fire or other natural catastrophe); strikes, lockouts or other industrial disturbances; war (declared or undeclared), riot, terrorist act or other civil disturbances; epidemics; or other forces, that materially and adversely affect the ability of the party to perform provided that in all events they are not within the reasonable control of the party affected thereby.

1.16. **General Manager** means an employee designated by F&E who will supervise a Restaurant and devote his or her full time, best efforts and constant personal attention to the day-to-day operation of a Restaurant.

1.17. **Governing Documents** means all documents and agreements establishing or governing the operations and relations of the owners of a Business Entity, whether or not filed with any governmental authority. Governing Documents include the articles of incorporation, bylaws, and shareholder agreements of a corporation, the articles of organization and limited liability company agreement or operating agreement of a limited liability company and the certificate of partnership and partnership agreement of a partnership.

1.18. **Gross Sales** means the total revenues derived by F&E in and from the Restaurants, whether derived from the sale of food, merchandise or other items or from other sources arising out of the operation of the Restaurants (and whether derived in cash or on credit), deducting from such Gross Sales: (a) all refunds and allowances, if any; (b) any Tax which is separately stated and which F&E collects from customers and pays to any applicable local taxing authority; (c) any amounts deposited in any vending machines or pay telephones which are located in or about the Restaurants, if such vending machines and/or pay telephones are leased and not owned by F&E, in which case Gross Sales shall include only the commissions F&E

receives from such machines and/or telephones; (d) gratuities or customer service charges; and (e) employee discounts for meals or related employee items up to one percent (1%) of Gross Sales.

1.19. **Indemnified Parties** means Shells, its Affiliates, and their respective officers, directors, shareholders, partners, members, agents, representatives, independent contractors, employees, successors and assigns.

1.20. **Interests** mean Ownership Interests and Asset Interests, collectively.

1.21. **Issuing Bank** means the issuing bank set forth in the Summary Pages or other bank (i) that has and maintains a net worth in excess of U.S. $1,000,000, (ii) that maintains a correspondent banking relationship with the Confirming Bank, and (iii) that has been identified to and approved by Shells.

1.22. **Letter of Credit** means an irrevocable sight draft letter of credit issued by the Issuing Bank to Shells that (i) names Shells or its designee as the beneficiary, (ii) is unconditionally confirmed by the Confirming Bank, (iii) is drafted in accordance with and governed by the UCP and incorporates the terms and provisions of the UCP by reference, (iv) provides an expiry (expiration) date not less than eleven (11) years after its date of issuance, (v) is payable in Dollars, (vi) permits both full and partial draws, and (vii) contains the other provisions as Shells requires.

1.23. **Losses and Expenses** means all compensatory, exemplary, incidental, consequential, or punitive damages (including lost profits); all fines, charges, costs, or expenses imposed by courts or other governmental authorities or by arbitrators; reasonable attorneys' fees and all arbitration or court costs, settlement amounts, or judgments relating to litigation or arbitration; compensation for damages to Shells' reputation and goodwill; costs of or resulting from F&E's delays, costs of any necessary corrective advertising material and media time/space, and costs of changing, substituting, or replacing advertising; and all expenses of recall, refunds, compensation to third parties, public notices, and other similar amounts incurred in connection with the matters for which Losses and Expenses are to be paid.

1.24. **Manuals** means Shells' standard operating procedures manual and any other bulletins, supplements, materials or manuals provided or made available to F&E by Shells, whether in hard copy or electronic format, which may be amended from time to time, as more fully described in Section 5.

1.25. **Marks** means trade names, service marks and trademarks and such other insignia, slogans, emblems, symbols, designs and other identifying characteristics in use by Shells as of the Effective Date of this Agreement, including any registrations, applications or other filings to protect same and the goodwill associated therewith.

1.26. **Monthly Late Development Fee** means a monthly fee as described in Section 3 and the Summary Pages.

1.27. **Monthly Technical Consulting and Support Services Fee** means a monthly fee as described in Section 6 and the Summary Pages.

1.28. **Offer** means a bona fide written offer for the purchase of the Marks, the System, all or substantially all of a Principal's Ownership Interests in F&E and/or all or substantially all of F&E's Asset Interest in this Agreement or in the Restaurants.

1.29. **Option** means an option, exercisable within the Option Period, to purchase Interests.

1.30. **Option Period** means a period of 45 days after receipt of the Selling Notice, as described in Section 10.3.

1.31. **Ownership Interests** means (i) in relation to a corporation, the ownership of shares of stock in the corporation; (ii) in relation to a partnership, the ownership of a general or limited partnership interest; (iii) in relation to a trust, the ownership of the beneficial interest of such trust; and (iv) in relation to a limited liability company, any membership interest.

1.32. **Permanent Disability** means any physical, emotional, or mental injury, illness or incapacity that would prevent a natural Person from performing the obligations set forth in this Agreement for at least 90 consecutive days, and from which condition recovery within 90 days from the date of determination of disability is unlikely.

1.33. **Person** means an individual or a Business Entity.

1.34. **Principal**, and collectively, **Principals** means the parties referred to in the Summary Pages.

1.35. **Restaurant** means a restaurant operating under the System and the Marks. **Restaurants** means more than one restaurant operating under the System and the Marks.

1.36. **Restaurant System Purchase Agreement** means that certain agreement between F&E and Shells related to the purchase and sale of the Marks and the System in the Territory.

1.37. **Selling Notice** means notice to Shells from the Principal or F&E that an Offer has been made pursuant to Section 10.3, identifying the prospective purchaser by name and address, specifying the proposed purchase price and attaching a true and complete copy of the Offer.

1.38. **Standards** means mandatory and suggested standards, specifications, requirements and instructions for the development and operation of the Restaurants designated by Shells from time to time in the Manuals or otherwise in writing.

1.39. **System** means the distinctive system developed and operated by Shells of Restaurants that feature the sale of seafood and various other food products and beverages in an attractive, casual setting, that includes proprietary rights in certain valuable trade names, service marks and trademarks, including the service mark *Shells* and variations of such mark, designs, decor and color schemes for restaurant premises, signs, equipment, procedures and formulae for preparing food and beverage products, specifications for food and beverage products, inventory methods, operating methods, financial control concepts, training and marketing techniques, including any registrations, applications or other filings to protect same.

1.40. **Tax** means all taxes, charges, fees, levies or other assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, value added, turnover, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and any political subdivision, instrumentality, agency or similar body of any taxing authority.

1.41. **Taxable Payment** means any payment under this Agreement from which F&E or any other Person is required by law to make a deduction or withholding as a result of a Tax.

1.42. **Technical Consulting and Support Services** means all initial and continuing services related to the System, the Marks and the development and operation of Restaurants to be provided by Shells to F&E pursuant to this Agreement.

1.43. **Technical Consulting and Support Services Term** means the period during which this Agreement will continue in effect and Shells' will perform the Technical Consulting and Support Services, as set forth in the Summary Pages; provided, however, the Technical Consulting and Support Services Term will be deemed to end upon any earlier termination of the Agreement.

1.44. **Territory** means the geographic area described in the Summary Pages.

1.45. **Transfer** means, collectively:

(a) Any change, whether direct or indirect, in (i) the ownership of or rights in or to any Ownership Interest in F&E that would result from the act of any Principal, such as a sale, exchange, pledge or hypothecation of shares, or (ii) any interest in or rights to any of F&E's profits, revenues or assets, or any such change that would result by operation of law;

(b) Any change in the percentage of interest owned by any Principal, whether direct or indirect, in F&E, or interests in its profits, revenues or assets that would result from (i) any act of F&E such as a sale, pledge or hypothecation of any Restaurant assets; (ii) any sale or issuance of Ownership Interests; (iii) the retirement or redemption of any Ownership Interests; or (iv) any sale or grant to any Person of any right to participate in or otherwise to share or become entitled to any part of F&E's profits, revenues, assets or equity;

(c) any other voluntary, involuntary, direct or indirect sale, assignment, transfer, license, sublicense, sublease, collateral assignment, grant of a security, collateral or conditional interest, inter-vivos transfer, testamentary disposition or other disposition of any direct or indirect Ownership Interest of a Principal in F&E or revenues or income of the Restaurants, including: (i) any merger or consolidation between F&E or any Business Entity that has Control of F&E and another Business Entity, whether or not F&E is the surviving Business Entity; (ii) any transfer in, or as a result of, a divorce, insolvency, dissolution proceeding or otherwise by operation of law; and (iii) any transfer upon F&E's death or the death of any of Principals by will, declaration of or transfer in trust or under the laws of intestate succession or upon the Permanent Disability of F&E or any Principal;

(d) the voluntary, involuntary, direct or indirect sale, assignment, transfer, license, sublicense, sublease, collateral assignment, grant of a security, collateral or conditional interest, inter-vivos transfer or testamentary disposition of Asset Interests;

(e) a change in the ownership of or rights to any Ownership Interest in F&E pursuant to a public offering of F&E's securities registered under the applicable law governing the issuance to the public of securities; and

(f) a change in the ownership of or rights to any Ownership Interest in F&E pursuant to a private offering of F&E's securities exempted from governmental or other registration under such law.

1.46. **UCP** means Uniform Customs and Practices For Documentary Credits, 1993 Revision, ICC Publication No. 500.

2. F&E'S ENGAGEMENT OF SHELLS TO PERFORM THE SERVICES

2.1. F&E engages Shells, and Shells accepts the engagement, to perform the Technical Consulting and Support Services for F&E during the Service Term in accordance with this Agreement.

2.2. Shells will conduct the performance of all Technical Consulting and Support Services in accordance with (i) Shell's Standards for the System; and (ii) all applicable laws, rules and regulations.

2.3. At the expiration of the Technical Consulting and Support Services Term, F&E will have an option to extend the Technical Consulting and Support Services Term for up to two additional five year service terms (unless this Agreement with respect to that additional renewal service term is sooner terminated in accordance with its provisions), provided that immediately prior to each such five year renewal service term:

(a) Shells confirms that all Restaurants that F&E then operates comply with Shells' then-current Standards;

(b) F&E satisfies all monetary obligations owed by F&E and its Affiliates to Shells or its Affiliates under this Agreement and any other agreement between the parties and/or their Affiliates; and

(c) F&E executes, along with the Principals, and delivers to Shells a general release (in a form prescribed by Shells) of all claims against Shells and its Affiliates, and each of their respective officers, directors, principals, partners, agents, representatives, independent contractors, servants, and employees, in their corporate and individual capacities, including claims arising under this Agreement or under applicable laws, rules, regulations, or orders.

For the avoidance of doubt, F&E's renewal rights shall not terminate upon Shells' merger with, or acquisition by, a third party.

2.4. F&E will give Shells written notice of its desire to exercise its option to receive Technical Consulting and Support Services for the first or second additional five year service renewal term no earlier than six months, and no later than three months, prior to expiration of the initial or second Technical Consulting and Support Services Term. If F&E gives notice, Shells will determine whether F&E has satisfied the foregoing requirements. Shells will notify F&E in writing whether F&E is eligible to exercise the renewal option described in this Section 2.4 within 60 days of receiving notice; provided, however, F&E's ability to renew the service term of this Agreement will be dependent on F&E's continued satisfaction of the conditions set forth in Section 2.3(a)-(c) above through and including the date of renewal.

2.5. F&E shall have no right to renew this Agreement or the rights granted under this Agreement except as set forth in this Section 2 above.

3. RESTAURANT DEVELOPMENT SCHEDULE

3.1. F&E has agreed to pay the Technical Consulting and Support Services Fee, and Shells has agreed to perform the Technical Consulting and Support Services, on the basis that F&E will develop at least ten Restaurants pursuant to the terms and conditions of the Development Schedule described in the Summary Pages. Restaurants developed and operated in the Territory by Persons that are not directly or indirectly Controlled by F&E shall count as Restaurants to be developed and operated by F&E pursuant to the Development Schedule and this Agreement, subject to the limitations set forth in

Section 4.2 below.

3.2. Timely compliance with the Development Schedule is of the essence of this Agreement. If F&E fails to meet the Development Schedule during the Development Period as to any Restaurant to be developed hereunder (and such failure is not solely the result of an event of Force Majuere), such failure will constitute a material default of this Agreement and F&E shall pay to Shells the Monthly Late Development Fee for each such undeveloped Restaurant at the same time and in the same manner as F&E is required to pay the Monthly Technical Consulting and Support Services Fee.

4. SHELL'S INITIAL AND CONTINUING SERVICES

4.1. From and after the Effective Date and continuing for the duration of the Technical Consulting and Support Services Term, Shells shall provide F&E with certain initial and/or continuing Technical Consulting and Support Services, as Shells deems appropriate in relation to the Technical Consulting and Support Services Fee, including but limited to the following:

(a) Consult with F&E regarding Shells' general requirements for a typical site for a Restaurant in the United States;

(b) Consult with F&E regarding Shells' general plans and/or specifications for a typical Restaurant in the United States;

(c) Introduce F&E to Shells' third party vendors and certain consulting services regarding the initial design and equipment and FF&E packages for a Restaurant in the United States;

(d) Introduce F&E to one or more third party vendors in the United States who could perform engineering services related to the Restaurants;

(e) Provide initial training to four of F&E's representatives prior to the opening of the first Restaurant to be developed and operated pursuant to this Agreement, at Shell's cost, subject to the payment of expenses by F&E as described below. The initial training will be provided in the English language at a training center in the United States designated by Shells. F&E will be solely responsible for the salaries and other compensation of its representatives who attend initial training, and for all expenses of air and ground transportation, meals, lodging, visa and related expenses as well as the services of an interpreter, if necessary;

(f) Provide opening training support in connection with the opening of the first Restaurant to be developed and operated pursuant to this Agreement, at Shells' cost. Such opening training support will encompass up to ten trainers for opening training support for a period of up to three weeks before, during and/or after the opening of the first Restaurant;

(g) Upon reasonable request by F&E, provide (1) initial training to one or more of F&E's representatives in the United States in connection with the opening of the second and any additional Restaurants to be developed and operated pursuant to this Agreement; (2) on-site opening training support in connection with the opening of the second and any additional Restaurants to be developed and operated by F&E pursuant to this Agreement; and/or (3) other onsite operational visits and assistance during the Technical Consulting and Support Services Term as may be required. Notwithstanding, in all cases, Shells must be in full agreement with the nature and scope of any such additional training or onsite assistance and

F&E shall be required to cover (or reimburse) all costs and expenses of Shells' personnel providing such initial training, onsite opening training or other onsite assistance, including economy air transportation, ground transportation, meals, lodging (five star hotel for Shells management and four star hotel for Shell's trainers), visa and the services of an interpreter, if necessary. To the extent that Shell's incurs any direct costs with respect to such initial training, onsite opening training or other onsite assistance, F&E shall reimburse Shells for all such additional costs and expenses within 30 days of receipt of invoice;

(h) Advise and consult with F&E periodically in connection with the operation of the Restaurants, and at other times upon F&E's reasonable request, Shells may provide to F&E, at such times and in such manner as Shells deems appropriate, such of its know-how, new developments, techniques and improvements in areas of restaurant design, management, food and beverage items and preparation, sales promotion and service concepts as may be pertinent to the construction and operation of the Restaurants under the System;

(i) At least once each calendar year during the Technical Consulting and Support Services Term, (1) send at least one management representative to F&E's headquarters in the Kingdom of Saudi Arabia to visit F&E's local Restaurants and consult with F&E regarding the System, the Standards and the development and operation of Restaurants; and (2) host at least one management representative from F&E at Shell's headquarters in Florida (or such then current headquarters) to visit Shells' local Restaurants and consult with F&E regarding the System, the Standards and the development and operation of Restaurants. Shells and F&E will each bear their own costs and expenses related to these management representative visits.

4.2. Notwithstanding the foregoing, to the extent that F&E elects to grant a license to any other Person to develop or operate Restaurants in the Territory, F&E shall be fully responsible and liable to Shells with respect to any failure by such third party Person to comply with the requirements of the Restaurant System Purchase Agreement and this Agreement in the same manner as if F&E was developing and operating such Restaurants itself. In addition, Shells shall have no obligation to provide any Technical Consulting and Support Services directly to any Person who develops and operates Restaurants in the Territory that is not directly or indirectly Controlled by F&E; provided that Shells will from time to time consult with F&E regarding such Restaurants developed and operated by Persons that are not directly or indirectly Controlled by F&E and, in all cases, Shells shall receive Technical Consulting and Support Services Fees with respect to all Restaurants developed and operated pursuant to the Restaurant System Purchase Agreement and this Agreement, whether or not the Persons who develop and operate such Restaurants are directly or indirectly Controlled by F&E. Notwithstanding, if at any time all Restaurants developed and operated pursuant to the Restaurant System Purchase Agreement and this Agreement are being operated by Persons that are not directly or indirectly Controlled by F&E, then Shells shall have the right to terminate this Agreement upon written notice to F&E.

5. F&E'S CONTINUING OBLIGATIONS REGARDING RESTAURANT SYSTEM PROCEDURES AND STANDARDS

5.1. F&E acknowledges and agrees that (a) compliance by F&E with the Standards in conjunction with the use of the Marks provides the basis for the wide public acceptance of the System and its valuable goodwill both inside and outside the Territory; and (b) Shells is entering into the Restaurant System Purchase Agreement and this Agreement on the basis that F&E intends to substantially comply with the System during the Technical Consulting and Support Services Term by, among other things: (i) selling

those products and services that Shells has designated and approved; (ii) subject to modifications reasonably approved by Shells, using Shells' prescribed building layout and designs, equipment, signs, interior and exterior decor items, fixtures and furnishings; (iii) adhering to the Standards relating to the selection, purchase, storage, preparation, packaging, service and sale of all food and beverage products being sold at the Restaurants; and (iv) satisfying Shells' requirements for quality, service and cleanliness.

5.2. F&E hereby acknowledges receipt of the Manuals pursuant to the Restaurant System Purchase Agreement and agrees to keep and maintain such Manuals current and to faithfully and continuously perform, fulfill, observe and follow the Standards contained therein, including those relating to: (a) the construction, design, decor, building and equipping of the Restaurants; (b) the selection, purchase, storage, preparation, packaging, service and sale of all products being sold at the Restaurants; (c) the maintenance and repair of the Restaurants' building, grounds, equipment, signs, interior and exterior decor items, fixtures and furnishings; and (d) employee uniforms and dress, accounting, bookkeeping, record retention, and other business systems, procedures and operations. F&E is responsible for any costs associated with translations of the Manuals and conversion to the metric system.

5.3. All advertising copy and other materials used by F&E in all promotional, advertising and marketing activities in the Territory will be in accordance and conformity with the Standards, and F&E shall take commercially reasonable efforts to avoid promoting, advertising or marketing the Restaurants outside of the Territory or in any manner that would contradict Shells' promotional, advertising and marketing activities occurring outside of the Territory.

5.4. F&E shall not establish an Internet website that provides information about the F&E's Restaurants without the prior written consent of Shells, which consent shall not be unreasonably withheld so long as such website clearly reflects that F&E's rights to the System and the Marks relate solely to the Territory.

5.5. Shells may establish an Internet Website that provides information about the System and the products and services that Restaurants offer (the "Website"). Shells will have control over the Website's design and contents, but may at its sole election include general information regarding F&E's Restaurants in a form and manner agreed by the parties. Shells will have no obligation to maintain the Website indefinitely and may dismantle it at any time without liability to F&E. In addition, if F&E fails to pay when due any fees or other amounts payable to F&E under this Agreement or otherwise is in default of this Agreement, Shells may temporarily or permanently remove all references to F&E's Restaurants from the Website.

6. MONTHLY TECHNICAL CONSULTING AND SUPPORT SERVICES FEE AND LETTER OF CREDIT

6.1. F&E shall pay Shells a continuing Monthly Technical Consulting and Support Services Fee in the amount and in the manner specified in the Summary Pages as consideration for the continuing Technical Consulting and Support Services to be performed by Shells under this Agreement during the Technical Consulting and Support Services Term.

6.2. All payments by F&E under this Agreement shall be made to Shells or its designee in a designated bank in the United States in Dollars by wire transfer, without penalty, reduction, or offset. All amounts based on Gross Sales payable hereunder will be computed in the F&E's local currency and converted to and payable in Dollars at the rate of exchange as stated by Shells' then current primary banking institution in the United States on the date such payment is deemed to be due and payable by Shells. When calculating any other payments due under this Agreement (including interest on delinquent accounts), F&E shall use the published "end of the day" exchange rate for Dollars quoted by Shells' then current primary banking institution in effect on a date Shells designates, or such other alternative published exchange rate designated by Shells. At its election Shells may require F&E to reimburse it for certain reimbursable expenses

permitted under this Agreement by paying the vendor or other provider of such services directly to the vendor.

6.3. Except as otherwise provided in this Agreement, all payments by F&E shall be paid by wire transfer to an account in the United States designated by Shells on or before the twelfth day of the month immediately following the month to which the payments relate. Any Monthly Technical Consulting and Support Services Fees that are not paid when due will bear interest from and after the due dates thereof at a rate equal to the U.S. prime rate (as publicly announced in the Money Rates section of the Wall Street Journal) on the day the fees or other payments are due, plus 5%. F&E shall bear all risks of currency exchange and all costs associated with currency exchange, conversion and transmission of payments to Shells under this Agreement.

6.4. If any legal restrictions are imposed on the purchase of Dollars, the removal of Dollars from the Territory, or the transfer or credit of Dollars by F&E to Shells, such restrictions shall constitute an Adverse Change of Law and F&E shall notify Shells immediately. In such a case, Shells may direct F&E to make payment to Shells in such other currency and in such other country or jurisdiction as Shells may select. The acceptance by Shells of payment in a currency other than Dollars shall not release F&E from its obligations to make future payments in Dollars, to the extent permitted by applicable law and if, for any reason, an amount is received in a currency other than Dollars F&E's obligations under this Agreement shall be discharged only if Shells may purchase Dollars with such other currency in accordance with normal banking procedures and this Section. If the amount in Dollars which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under this Agreement, F&E shall immediately pay Shells the shortfall. If F&E fails to make payments to Shells under this Agreement for 60 days or more in a currency acceptable to Shells then Shells shall have the right to terminate this Agreement immediately upon written notice to F&E

6.5. If F&E or any other Person is required under this Agreement to make a Taxable Payment:

(a) F&E shall notify Shells of any such requirement or any change in any such requirement as soon as F&E becomes aware of it;

(b) F&E shall pay any Tax before the date on which penalties attach thereto; such payment is to be made if the liability to pay is imposed on F&E for its own account, or if that liability is imposed on Shells, on behalf of and in the name of Shells;

(c) The Taxable Payment will be increased to the extent necessary to ensure that, after the deduction, withholding or payment, Shells receives on the due date a net sum equal to what it would have received if no such deduction, withholding or payment was required or made; and

(d) Within 30 days after the earlier of (i) the date of the Taxable Payment; or (ii) the due date for payment of any Tax which it is required to pay as a result of the Taxable Payment, F&E shall deliver to Shells evidence satisfactory to Shells of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority.

6.6. F&E and Principals shall perform as follows:

(a) Prior to the Effective Date, F&E must have provided Shells a firm commitment from the Issuing Bank to issue a Letter of Credit in the Amount set forth in the Summary Pages in accordance with the UCP and with the payment provisions that Section 6 requires. At such time, F&E must also provide Shells a firm commitment from the Confirming Bank in

accordance with the UCP to confirm the Letter of Credit unconditionally. F&E's obligations to provide these commitments is a condition precedent to this Agreement's effectiveness as to F&E's rights, and Shells will have no obligations or liability under this Agreement until Shells receives and accepts both commitments.

(b) F&E shall obtain and deliver the Letter of Credit to Shells on or before the Effective Date. If F&E fails to deliver the Letter of Credit as required, Shells may immediately terminate this Agreement, without obligation or liability, by written notice to F&E, rescind the sale, transfer and assignment of the Marks and System in the Territory and/or cease the performance of any Technical Consulting and Support Services hereunder. The original and each renewal/replacement Letter of Credit shall unconditionally obligate the Issuing Bank and the Confirming Bank to effect payment under the Letter of Credit to Shells in the Amount (in Dollars) upon Shells' delivery of written notice to the Confirming Bank (as described in Section 6.6.(c)) of a breach of this Agreement or any agreement between Shells and F&E or an Affiliate that is not cured in accordance with the terms of the applicable agreement. F&E's obligation to provide and maintain the Letter of Credit according to this Section 6.6 shall survive termination or expiration of this Agreement and shall continue until one year following termination or expiration of this Agreement.

(c) If any breach of this Agreement remains uncured at the end of any relevant cure period, Shells may provide to the Confirming Bank notice of the breach, signed and verified to be true by a Vice President or more senior officer of Shells, containing a statement of the amount sought to be drawn under the Letter of Credit and that the amount of damages incurred by Shells, or due to Shells as Non-compliance Damages (as set forth in the Summary Page), as a result of the breach equals or exceeds such amount. Such notice shall be deemed conclusive evidence that a breach has occurred and has not been cured in accordance with the terms of the applicable agreement, and of the amount payable to Shells under the Letter of Credit. No other form or type of documentation will be required as a condition or predicate of the Confirming Bank's obligation to pay under the Letter of Credit. All payments shall be made in Dollars. If Shells draws against the Letter of Credit, within 10 days after the Confirming Bank makes payment to Shells, F&E must arrange for the Issuing Bank to issue and for the Confirming Bank to confirm unconditionally a replacement Letter of Credit in the Amount.

(d) The Letter of Credit shall contain a term not less them eleven (11) years to accommodate the Term of this Agreement and the one year period thereafter referenced in Section 6.6.(b) above. To the extent this Agreement is renewed, not later than 30 days before the earlier of the date of renewal or the expiration date of the original (or any previously authorized renewal or replacement) Letter of Credit, F&E must provide Shells a firm commitment from the Issuing Bank to issue a renewal or replacement Letter of Credit in the Amount and with the payment provisions that Section 6.6.(c) requires. Within such time period, F&E must also provide Shells a firm commitment from the Confirming Bank to confirm the renewal or replacement Letter of Credit unconditionally. The renewal/replacement Letter of Credit shall be delivered to Shells prior to the expiration of the Letter of Credit then in effect.

(e) If F&E fails to provide either commitment that Section 6.6.(a) and 6.6.(b) requires within 30 days before the earlier of the date of renewal or the expiration date of the original (or any previously authorized renewal or replacement) Letter of Credit, Shells may draw on the Letter of Credit, as provided in Section 6.6.(c). Further, F&E's failure to provide a renewal or replacement Letter of Credit in accordance with Sections 6.6.(b), 6.6.(c) or 6.6.(d) will

constitute a material default under this Agreement and Shells may, at its option, immediately terminate this Agreement by written notice to F&E and cease performing Technical Consulting and Support Services.

(f) Nothing contained in this Agreement or the Restaurant System Purchase Agreement shall be deemed a requirement that F&E and Principals maintain two, duplicate Letters of Credit containing the terms and conditions set forth in Section 6.6 of this Agreement under this Agreement and the Restaurant System Purchase Agreement.

7. RECORD KEEPING, INSPECTIONS AND AUDIT RIGHTS

7.1. F&E will complete and submit to Shells each of the following reports on a regular, continuous basis in electronic or other form agreed by the parties:

(a) Monthly Restaurant reports, on or before the 12th day of each calendar month following the month to which the report relates;

(b) Annual Restaurant reports, on or before the 15th day of April of each year; and

(c) Such additional reports and in such detail as Shells shall request in order to perform the Technical Consulting and Support Services.

7.2. Shells will have the right at any time and from time to time to have its representatives enter the premises of any Restaurant in the Territory without prior notice for the purpose of inspecting, auditing or monitoring the condition thereof and the operation of the Restaurants in order to determine whether F&E is following the Standards and for any other purpose connected with the operation of the Restaurants.

7.3. Shells' representatives will have the right at all times during normal business hours to confer with Restaurant employees and customers and to inspect and audit F&E's books, records and tax returns or such portions thereof as pertain to the operation of the Restaurants. All such books, records and tax returns will be kept and maintained at the principal executive offices of F&E or such other place as may be agreed upon by the parties in writing. In addition, F&E shall, upon request, provide copies of F&E's tax returns and F&E hereby waives any privilege pertaining thereto. F&E will immediately pay Shells the additional amount of fees owing by reason of an understatement of Gross Sales previously reported together with interest as provided in Section 6.3 if any inspection reveals that the Gross Sales reported in any report or statement are less than the actual Gross Sales ascertained by such inspection or audit. If F&E fails to produce records as required hereunder, or if any report or statement understates Gross Sales by more than 2% of the actual Gross Sales ascertained by Shells' inspection, F&E will, in addition to making the payment provided for in the immediately preceding sentence, pay and reimburse Shells for any and all expenses incurred in connection with its inspection and/or audit, including, but not limited to, accounting and legal fees, translation costs and the cost of any subsequent inspection or audit that may be performed due to F&E's prior failure to produce records. Such payments will be without prejudice to any other rights or remedies that Shells may have under this Agreement or otherwise. The amount of any overpayment of fees (without interest) will be offset against future fees owing by F&E to Shells if any inspection reveals that the Gross Sales reported in any report or statement are greater than the actual Gross Sales ascertained by such inspection and/or audit and that F&E has made an overpayment of fees.

8. F&E ORGANIZATION, AUTHORITY AND FINANCIAL CONDITION AND PRINCIPALS

8.1. F&E and each Principal represent, covenant and warrant that:

(a) F&E is properly formed and validly existing in accordance with the laws of the country in which it was formed;

(b) F&E is duly qualified and is authorized to do business and is in good standing as a Business Entity in each jurisdiction in which its business activities or the nature of the properties owned or leased by it requires such qualification;

(c) The execution and delivery of this Agreement and the transaction contemplated hereby are within F&E's authority and power, the execution and delivery of this Agreement has been duly authorized by F&E and the Principals and neither the execution nor compliance with the terms of this Agreement will violate any other agreement to which F&E or Principals are parties or are bound or subject, including, non-competition agreements;

(d) All of the Governing Documents requested by Shells have been provided by F&E and all of the Governing Documents are true, correct and complete, and there have been no changes therein since the date(s) thereof;

(e) All information and documentation provided to Shells by F&E, each Principal and any other Person in connection with the negotiation and execution of this Agreement is true and correct as of the date given and as of the Effective Date;

(f) The Financial Statements of F&E and each Principal that was delivered to Shells, if any, are true, complete and correct and fairly represent the financial position of F&E and each Principal as of the respective dates thereof; and

(g) There have been no material adverse changes in the condition, assets or liabilities of F&E or Principal since the parties initiated negotiations regarding this Agreement.

8.2. F&E and each Principal covenant that during the Technical Consulting and Support Services Term: (a) F&E will do or cause to be done all things necessary to preserve and keep in full force its organizational existence and will be in good standing as a Business Entity in each jurisdiction in which its business activities or the nature of the properties owned by it requires such qualification; and (b) F&E will have the authority to carry out the terms of this Agreement.

8.3. The Principals shall not amend the Governing Documents in a manner which is inconsistent with Sections 8 and 10 of this Agreement or which would cause any of the representations and warranties made herein not to be true and correct if made as of the date of such amendment.

8.4. F&E and each Principal represent, warrant and covenant that all Ownership Interests in F&E are owned as set forth in the Summary Pages to this Agreement, that no Ownership Interest has been pledged (except in accordance with Section 10 of this Agreement) and that no change will be made in the Ownership Interests other than as permitted by this Agreement, or otherwise consented to in writing by Shells. F&E and Principals agree to furnish Shells with such evidence and information as Shells may request from time to time regarding direct or indirect Ownership Interests of F&E and Principals.

8.5. F&E will maintain an accurate register of all Ownership Interests directly or indirectly in F&E or any owner of an Ownership Interest in F&E. F&E will produce its register and any list of record and beneficial owners certified by F&E or such owner's secretary to be correct at its principal executive offices upon 10 days' prior written request by Shells. Shells' representatives will have the right to examine the register and any list of record and beneficial owners and to reproduce all or any part thereof. Further, Shells may request

a copy of the list of all owners of a record or beneficial Ownership Interest to be forwarded to it at Shells' principal office upon 10 days' written notice.

8.6. At all times throughout the Service Term, F&E shall designate and retain an individual as the Controlling Principal. The Controlling Principal shall be authorized to act on behalf of F&E with Shells regarding business, operational and other ongoing matters concerning this Agreement and the Restaurants developed and operated pursuant this Agreement. The Controlling Principal shall have the full authority to act on behalf of F&E in regard to performing, administering or amending this Agreement. Shells may, but is not required to, deal exclusively with the Controlling Principal on such matters unless and until Shells approves the appointment of a successor Controlling Principal.

8.7. At all times throughout the Technical Consulting and Support Services Term, F&E shall designate and retain an individual as the Director of Operations. The Director of Operations shall be approved by Shells and shall have full authority and responsibility for the day-to-day operations of *all* Restaurants owned by F&E or its Affiliates within the Territory. The Director of Operations shall be Shells main contact with respect to the performance of the Technical Consulting and Support Services during the Service Term. The Director of Operations may or may not be the Controlling Principal.

8.8. On a joint and several basis, F&E and each Principal represents and warrants that, as of the date of this Agreement, F&E and each Principal is and, during the Term will remain, in full compliance with all applicable United States laws and regulations and those of the Territory, including but not limited to the United States Foreign Corrupt Practices Act ("FCPA"), 15 U.S.C. §§ 78dd-1, et seq., that prohibit unfair, fraudulent or corrupt business practices in the performance of its obligations under this Agreement and related activities, including the making of any expenditures other than for lawful purposes or directly or indirectly offering, giving, promising to give or authorizing the payment or the gift of any money, or anything of value, to any foreign official, as that term is defined in 15 U.S.C. § 78dd-1(f), any foreign political party or official thereof, or any candidate for foreign political office (individually and collectively, the "Foreign Official"); or any Person, while knowing or having reason to know that all or a portion of such money or thing of value will be offered or promised, directly or indirectly, to any Foreign Official; if such payment, gift of any money, or thing of value is offered, given or promised for the purpose of (i) influencing any action, inaction or decision of such official in a manner contrary to his or her position or creating an improper advantage; or (ii) inducing such official to influence any government or instrumentality thereof to effect or influence any act or decision of such government or instrumentality, in order to assist F&E in obtaining or retaining business for or with, or directing business to any person.

8.9. F&E and Principals represent, covenant and warrant to Shells that they shall, and shall cause their employees to, refrain from engaging in any action that may cause Shells or its Affiliates to be in violation of any United States law or regulation governing or applicable to unsanctioned international boycotts, and shall not make or permit the making of any representations to any third party, including any government official in the Territory concerning the ownership of Shells or its business activities and relationships in any country in the world outside of the Territory, without the prior written consent of Shells. If F&E or any Principal is presented with a request for information about the ownership of Shells or its business activities or relationships or receives any other documents or inquiries that would constitute a boycott request under United States anti-boycott regulations (including, but not limited to, 15 C.F.R. Part 760), F&E shall promptly notify Shells in writing, providing reasonable details related to such request and shall refrain from responding to such boycott requests or other requests for information unless Shells, in writing, directs F&E to respond and in such event, F&E shall take such steps as Shells may require in responding to such requests.

8.10. On a joint and several basis, F&E and each Principal represents and warrants to Shells that neither F&E nor any Principal, nor any executive officer, employee, agent or representative of F&E is now and

throughout the Term of this Agreement identified, either by name or an alias, pseudonym or nickname, on any of the lists of restricted or denied parties maintained by the U.S. government, including:

(h) "Denied Persons List" maintained by the U.S. Commerce Department's Bureau of Industry and Security (text available at http://www.bis.doc.gov/dpl/Default.shtm);

(i) "Unverified List" maintained by the U.S. Commerce Department's Bureau of Industry and Security (text available at http://www.bis.doc.gov/Enforcement/UnverifiedList/unverified_parties.html);

(j) "Entity List" maintained by the U.S. Commerce Department's Bureau of Industry and Security (text available at http://www.bis.doc.gov/Entities/Default.htm);

(k) "Specially Designated Nationals" or "Blocked Persons" maintained by the U.S. Treasury Department's Office of Foreign Assets Control (texts available at www.treas.gov/offices/enforcement/ofac/);

(l) "Debarred List" maintained by the Department of State (text available at http://pmdtc.org/debar059.htm); and

(m) "Nonproliferation Sanctions" maintained by the Department of State (text available at http://www.state.gov/t/isn/c15231.htm).

The foregoing constitute continuing representations and warranties, and F&E shall immediately notify F&E in writing of the occurrence of any event or the development of any circumstance that might render any of the foregoing representations and warranties false, inaccurate or misleading.

8.11. F&E and each F&E's Principal represents and warrants that neither it nor any Principal, executive officers, or employees has violated and agrees not to violate any law prohibiting money laundering or the aid or support of Persons who conspire to commit acts of terror against any Person or government, including acts prohibited by the U.S. Patriot Act (text available at http://www.epic.org/privacy/terrorism/hr3162.html), U.S. Executive Order 13224 (text available at http://www.treas.gov/offices/enforcement/ofac/legal/eo/13224.pdf), or any similar law. The foregoing constitute continuing representations and warranties, and F&E shall immediately notify Shells in writing of the occurrence of any event or the development of any circumstance that might render any of the foregoing representations and warranties false, inaccurate or misleading, and in all cases cooperate with Shells regarding any remedial actions deemed appropriate by Shells, in its sole discretion.

8.12. F&E and the Principals represent, covenant and warrant to Shells that they will not knowingly engage in or facilitate the export or re-export of any U.S.-origin products, or any products with U.S.-origin contents or components, to Iran or to any other country subject to a U.S. trade embargo or export control restriction, or otherwise take any action, including proscribed investments and acts of facilitation, that may cause Shells or any of its Affiliates to be in violation of any law or regulation applicable to U.S. export controls or economic sanctions imposed on trade and investment in Iran or in any other country subject to a U.S. trade embargo or export control restrictions. F&E shall take all reasonable steps necessary to require its consultants, agents and employees to comply with such laws. F&E agrees that it will notify Shells in writing immediately of the occurrence of any event which renders the foregoing representations and warranties of this paragraph incorrect, and in all cases cooperate with Shells regarding any remedial actions deemed appropriate by Shells, in its sole discretion.

8.13. F&E and the Principals represent, covenant and warrant that they understand and have been advised by legal counsel on the requirements of the applicable laws referred to above, including the FCPA, any local corruption laws, U.S. anti-boycott, export controls, economic sanctions, anti-terrorism laws, and the USA Patriot Act (currently located at www.epic.org/privacy/terrorism/hr3162.html), and hereby acknowledge the importance to the System and the parties' relationship of their respective compliance with the requirements of this section, including any requirement to report or provide access to information to Shells or any government, that is made part of any applicable law. F&E shall take all reasonable steps to require its consultants, agents and employees to comply with such laws prior to engaging or employing any such persons. F&E agrees that it will notify Shells in writing immediately of the occurrence of any event which renders the foregoing representations and warranties of this paragraph incorrect, and in all cases cooperate with Shells regarding any remedial actions deemed appropriate by Shells, in its sole discretion.

8.14. During the Term, F&E and each Principal shall (i) comply with the Data Protection Laws; (ii) comply with all of Shells' requirements regarding the Data Protection Laws if and as set forth in the Standards; (iii) refrain from putting Shells or its Affiliates in breach of any of the Data Protection Laws; (iv) do and execute, or arrange to be done and executed each act, document and thing necessary or desirable to keep Shells and its Affiliates in compliance with any of the Data Protection Laws; and (v) permit Shells and its Affiliates to use, in compliance with applicable data protection laws, any data or other information they gather concerning F&E, its Affiliates, and the Principals in connection with the establishment, operation and franchising of Restaurants under the System by Shells and its Affiliates.

8.15. F&E agrees that it will notify Shells in writing immediately of the occurrence of any event which renders the foregoing representations and warranties of this Section 8 incorrect.

9. MARKS AND SYSTEM

9.1. Shells and F&E acknowledge and agree that the parties respective rights and obligations with respect to the Marks and the System (both inside and outside the Territory) are addressed in the Restaurant System Purchase Agreement, and each agrees to abide by the terms and conditions related to the System and the Marks set forth in the Restaurant System Purchase Agreement during the Technical Consulting and Support Services Term and thereafter.

10. TRANSFER

10.1. Assignment By Shells. This Agreement, any addendum to this Agreement, and the rights herewith are fully transferable by Shells, in whole or in part, without the need for any consent of or prior notice to F&E and shall inure to the benefit of any transferee or the legal successor to Shells' interests herein; provided, however, that such transferee and successor shall expressly agree to assume Shells' obligations under this Agreement. Without limiting the foregoing, Shells may (i) assign any or all of its rights and obligations under this Agreement to an Affiliate; (ii) except in connection with the sale, transfer and assignment set forth in Section 2.1 of the Restaurant System Purchase Agreement, sell its assets, its Marks or other intellectual property, or its System outright to a third party; (iii) engage in a public offering of its securities; (iv) engage in a private placement of some or all of its securities; (v) merge, acquire other corporations, or be acquired by another corporation; or (vi) undertake a refinancing, recapitalization, leveraged buy-out or other economic or financial restructuring. Shells shall be permitted to perform such actions without liability or obligation to F&E and each Principal, who hereby expressly and specifically waive any claims, demands or damages arising from or related to any or all of the above actions (or variations thereof). Upon any such transaction, the transferee shall be solely responsible for all obligations and duties arising subsequent to such transaction, such transaction will constitute a novation, and Shells will have no further obligation to F&E or the Principals.

10.2. <u>Assignment By F&E.</u> F&E understands and acknowledges that Shells' agreement to perform the Technical Consulting and Support Services pursuant to this Agreement is based on Shells' desire to work with F&E and the Principals (and not F&E's licensees) to use the Marks and System to develop and operate F&E's and its Affiliates own Restaurants in the Territory. Accordingly,

(a) F&E shall cause no Transfer of the Restaurants or this Agreement in whole or in part (whether voluntarily or by operation of applicable law), directly, indirectly or contingently, except in accordance with the provisions of this Section 10.

(b) No Transfer of any part of F&E's Asset Interest in the Restaurants or this Agreement (directly or as grantor of a license) and no Transfer of any Ownership Interest of any Principal that would effect a change of Control of F&E will be completed during the three year period immediately following the Effective Date.

(c) The Principals will at all times retain Control of F&E and the Restaurants (directly or as grantor of a license) during the Technical Consulting and Support Services Term; provided that the Principals shall be permitted to Transfer Ownership Interests constituting less than Control of F&E or the Restaurants (directly or as grantor of a license) among themselves or to other third parties (including by public of private offering of shares in accordance with Section 10.4 below) so long as F&E and the transferring Principal notifies Shells in writing prior to any such Transfer (except as to Transfers following a public offering of shares) and confirms in writing to Shells that such proposed Transfer and the proposed transferee (except as to Transfers following a public offering of shares) will not cause F&E or the Principals to violate the covenants, representations and warranties set forth in Section 8 of this Agreement, including but not limited to Sections 8.8 to 8.14 of this Agreement.

(d) Any purported Transfer, by operation of law or otherwise, in violation of this Agreement shall be null and void and shall constitute a material default of this Agreement, for which Shells may exercise all available remedies available to it under this Agreement or applicable law.

10.3. <u>Right of First Refusal</u>. If at any time F&E or any Principal receives an Offer the acceptance of which would effect a Transfer of (i) Control of F&E or (ii) all or substantially all of the Restaurants (directly or through license) in accordance with Section 10.2, the following shall apply:

(a) The Principal or F&E, as the case may be, will give the Selling Notice to Shells. Delivery of the Selling Notice will not be deemed received for purposes of starting the Option Period until Principal or F&E has delivered to Shells an Asset Purchase Agreement or other similar agreement, signed by F&E or Principals, as applicable, and the proposed transferee, documenting in full the terms of the proposed sale, and provided such other information and documentation requested by Shells to consider the Option.

(b) Shells will have the Option to purchase such Ownership Interests or Asset Interests at the price and on the conditions set forth in the Offer, except that Shells will not be obligated to pay any finder's or broker's fee, and if the Offer provides for payment of consideration other than cash, or if the Offer involves certain intangible benefits, Shells may elect to purchase such Ownership Interests or Asset Interests by offering a reasonable cash substitute for the non-cash part of the Offer, including securities of Shells.

(c) The Option will be exercisable by Shells delivering to the Principals or F&E, as the case may be, within the Option Period, a notice (i) stating that the Option is being exercised, and

(ii) specifying the time, date and place at which such purchase and sale will take place, which date will be within 60 days after Shells delivers such notice. Notwithstanding the foregoing, the Option Period and/or the time and date when such purchase will take place may be delayed by Shells if (i) F&E or the Principals have failed to timely provide Shells all requested information and documentation regarding the Offer, (ii) the nature of the Offer necessitates due diligence that cannot reasonably be conducted within the 60 day period or (iii) if delay is required to obtain any licenses, permits or other approvals from any governmental authority, whether foreign, federal, state, provincial, municipal, local or other, to operate the Restaurants in accordance with the System, and/or to consummate the sale to Shells, so long as Shells is diligently pursuing the closing of the transaction.

(d) If the Option is not exercised, the Principal or F&E, as the case may be, may sell the Ownership Interests or the Asset Interests to the Person that made the Offer, on conditions no more favorable to the third-party offeror than those set forth in the Offer, provided that that such sale takes place within 60 days after the expiration of the Option Period unless otherwise permitted by Shells. **In all cases, upon the closing of any such sale, Shells shall have the unilateral right to terminate this Agreement and cease to perform Technical Consulting and Support Services hereunder immediately upon notice to F&E and such third party who made the Offer, it being acknowledged and agreed by F&E and the Principals that Shells shall only be required to perform the Technical Consulting and Support Services for F&E and the Principals, and shall have no obligation to continue to perform the Technical Consulting and Support Services if F&E or any Principal completes a Transfer contemplated by this Section 10.**

(e) If the Option is not exercised, the Principal or F&E, as the case may be, will immediately notify Shells in writing of any change in the terms of an Offer. Any material change in the terms of an Offer will cause it to be deemed a new Offer, conferring upon Shells a new Option pursuant to this Section 10.3. The Option Period with respect to the new Option will be deemed to commence on the day that Shells receives written notice of a material change in the terms of the original Offer.

(f) Any and all encumbrances, liens, assessments, levies, charges, surcharges, demands for payment, Tax or any other liabilities imposed on Shells on or as a result of any payment due to or paid to Shells under this Agreement, by any taxing authority or any political subdivision, instrumentality, agency or other body of any governmental or taxing authority must be promptly paid by F&E. F&E may dispute, at its sole expense, such liabilities, provided that F&E, in the sole opinion of Shells, validly and in good faith pursues a resolution of such liability and has taken such steps and provided such security to assure payment and protect Shells as is agreed to by Shells, including, at a minimum, the reservation of sufficient sums to pay such liabilities.

(g) Shells shall have the right to assign all of the rights and options granted to Shells in this Section 10.3 to any affiliated or unaffiliated Person or entity. For purposes of complying with this Section 10.3, an assignee will be obligated to fulfill all obligations and conditions precedent imposed upon Shells, to the same extent as if the assignee were Shells.

10.4. Offering of Shares. F&E and the Principals shall be permitted to conduct public or private offerings of shares in F&E or their respective Affiliates so long as F&E and the Principals materially comply with the below requirements in connection with any such public or private offering:

(a) Submit to Shells a copy of the proposed prospectus together with a legal opinion from counsel satisfactory to Shells stating (*a*) that the prospectus and the conduct of the public or private offering comply in all material respects with the laws of each country from which an offer of securities originates or into which an offer of securities is directed, and (*b*) that neither the conduct nor consummation of the public or private offering will result in a violation of any law, rule or regulation referenced in Section 8 of this Agreement and all other supporting and related materials and releases, at least 45 days before the date on which the prospectus is first scheduled to be issued to a potential investor. Shells' review of any offering or prospectus shall be limited to the description of the relationship between F&E and Shells and F&E's rights to and use of the Marks and the System inside and outside of the Territory, although Shells may note and require that F&E address any deficiency in the prospectus that Shells and its legal counsel detect. Any approval by Shells shall not constitute an endorsement or ratification of the offering or the prospectus, either express or implied.

(b) Fully and unconditionally indemnify and hold harmless Shells and its Affiliates in connection with the prospectus and the offering it describes.

(c) State clearly in the prospectus and all supporting and related materials and releases that Shells and its Affiliates are not in any way participating in or endorsing the offering the prospectus describes and obtain Shells' approval of such statement.

(d) Pay the attorneys' fees and costs that Shells incurs in connection with its review of the prospectus.

(e) Comply with all applicable securities and related laws and regulations that apply to the offering.

11. CONFIDENTIALITY; RESTRICTIONS

11.1. Shells and F&E acknowledges and agrees that the parties respective rights and obligations with respect to the confidentiality of the Confidential Information and competition inside and outside the Territory are addressed in the Restaurant Business Purchase Agreement, and each agrees to abide by the terms and conditions related to the confidentiality of the Confidential Information and competition inside and outside the Territory set forth in the Restaurant Business Purchase Agreement for the duration of the Technical Consulting and Support Services Term as if such terms where incorporated into this Agreement.

12. RELATIONSHIP OF PARTIES AND INDEMNIFICATION

12.1. F&E is not, and shall not represent or hold itself out as an agent, legal representative, joint venturer, partner, employee or servant of Shells for any purpose whatsoever. F&E is an independent contractor and is not authorized to make any contract, agreement, warranty or representation on behalf of Shells or to create any express or implied obligation on behalf of Shells. F&E agrees that Shells does not have any fiduciary obligation to F&E.

12.2. F&E and the Principals acknowledge and agree that the Agency Laws and any other successor law, rule or regulation addressing agency relationships shall not at any time during or subsequent to the Technical Consulting and Support Services Term apply to this Agreement or to the relationship established herein and that Shells would not have entered into this Agreement if the Agency Laws and/or any other successor law, rule or regulation addressing agency relationships were applicable to this relationship.

Without limiting the foregoing, in consideration of the rights granted herein: (i) F&E and the Principals hereby agree to release and waive any rights of F&E and the Principals and any obligations of Shells, if any, under the Agency Laws and/or any other successor law, rule or regulation addressing agency relationships, including the payment of any compensation to F&E and the Principals upon the expiration or earlier termination of this Agreement and shall defend and indemnify the Indemnified Parties with respect thereto; (ii) F&E represents, warrants, and covenants that neither it, any Principal, nor any Affiliate or any principals thereof shall attempt to register under, bring or attempt to bring an action under the Agency Laws and any other successor law, rule or regulation addressing agency relationships in any court, arbitration proceeding or before any other tribunal; and (iii) F&E and the Principals acknowledge and agree that any attempt to register under, bring or attempt to bring an action under the Agency Laws and any other successor law, rule or regulation addressing agency relationships shall be an event of default under this Agreement, and any other agreements between Shells and F&E and their respective Affiliates. F&E and the Principals agree to take any actions required by Shells to give effect to this Section 12.2.

12.3. F&E and Principals, jointly and severally, shall, at all times and to the fullest extent permitted by law, indemnify the Indemnified Parties from and defend them against all Losses and Expenses of any of the Indemnified Parties that arise out of or are based upon any of the following:

(a) The operation or condition of any part of the Restaurants, the conduct of business at the Restaurants and any acts or omissions of F&E or F&E's Affiliates, employees, agents, contractors or licensees.

(b) The infringement, alleged infringement, or any other violation or alleged violation by F&E or any of the Principals of any patent, trademark, copyright, or other proprietary right owned or controlled by third parties unless, and to the extent that, the Action is based upon or arises from F&E's authorized use of the Marks in compliance with the terms of the Restaurant System Purchase Agreement.

(c) The violation or breach by F&E or any of the Principals of any law, regulation, ruling or industry standard including but not limited to any national and municipal laws governing the generation, use or disposal of hazardous waste or hazardous materials and any and all other laws designed to protect the environment.

(d) F&E's failure to obtain and maintain the types and amount of insurance coverage set forth in the Summary Pages.

(e) Libel, slander, or any other form of defamation of the Indemnified Parties, the System or any other owner or licensee by F&E or any of the Principals.

(f) The violation or breach by F&E, or any of its Affiliates, Principals or licensees, of any warranty, representation, agreement or obligation in this Agreement or other agreement between F&E or its Affiliates and one or more of the Indemnified Parties.

(g) Acts, errors, or omissions of F&E, or any of its Affiliates, Principals or licensees in connection with the establishment and operation of the Restaurants pursuant to this Agreement.

(h) Any and all encumbrances, liens, assessments, levies, charges, surcharges, demands for payment, Tax or any other liabilities imposed on Shells or on or as a result of any payment due to or paid to Shells under this Agreement, by any taxing authority or any

political subdivision, instrumentality, agency or other body of any governmental or taxing authority.

12.4. F&E and each of the Principals agrees to give Shells immediate notice of any Action subject to indemnification under Section 12.3. At the expense and risk of F&E and each of the Principals, Shells may elect to control (but under no circumstance is obligated to undertake), and associate counsel of its own choosing with respect to, the defense and/or settlement of any such Action. Such an undertaking by Shells will, in no manner or form, diminish the obligation of F&E and each of the Principals to indemnify the Indemnified Parties and to hold them harmless.

(a) In order to protect persons or property or the reputation or goodwill of itself or others, Shells may, at any time and without notice, as it deems appropriate, consent or agree to settlements or take such other remedial or corrective action as it deems expedient with respect to the Action if, in Shells' judgment, there are grounds to believe that:

(i) Any of the acts or circumstances enumerated in Section 12.3 has occurred; or

(ii) Any act, error or omission as described in Section 12.3 may result directly or indirectly in damage, injury or harm to any Person or any property.

(b) All Losses and Expenses incurred under this Section 12 will be chargeable to and paid by F&E or any of the Principals pursuant and subject to their respective obligations of indemnity under Section 12.3, regardless of any action, activity, or defense undertaken by Shells or the subsequent success or failure of that action, activity, or defense.

12.5. THE INDEMNIFIED PARTIES DO NOT ASSUME ANY LIABILITY WHATSOEVER FOR ACTS, ERRORS, OR OMISSIONS OF THOSE WITH WHOM F&E, ANY OF ITS AFFILIATES OR ANY OF THE PRINCIPALS, MAY CONTRACT. F&E AND EACH OF THE PRINCIPALS WILL HOLD HARMLESS AND INDEMNIFY THE INDEMNIFIED PARTIES FROM ALL LOSSES AND EXPENSES THAT MAY ARISE OUT OF ANY ACTS, ERRORS, OR OMISSIONS OF F&E, ITS AFFILIATES AND PRINCIPALS AND ANY SUCH THIRD PARTIES, WITHOUT LIMITATION AND WITHOUT REGARD TO THE CAUSE OR CAUSES OF THE ACTS, ERRORS OR OMISSIONS OR THE NEGLIGENCE (WHETHER THAT NEGLIGENCE IS SOLE, JOINT, OR CONCURRENT, AND WHETHER ACTIVE OR PASSIVE) OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES OR ANY OTHER PARTY OR PARTIES ARISING IN CONNECTION THEREWITH, IN CONNECTION WITH THE ESTABLISHMENT AND OPERATION OF THE RESTAURANT, INCLUDING, BUT NOT LIMITED TO, ANY ACTS, ERRORS OR OMISSIONS OF ANY OF THE FOREGOING IN THE OPERATION OF ANY MOTOR VEHICLE, IN THE ESTABLISHMENT OR IMPLEMENTATION OF SECURITY FOR THE RESTAURANT, IN THE USE OF ANY INTERNET SITE OR INTRANET NETWORK DEVELOPED BY FRANCHISOR, ACTS OF ANY THIRD PARTIES, OR ACTS OR CLAIMS ARISING FROM THIS AGREEMENT.

12.6. F&E and the Principals expressly agree that the provisions of this Section 12 will survive the termination, expiration, or transfer of this Agreement, any Ownership Interest in F&E or any Asset Interest.

13. INSURANCE

13.1. F&E shall procure before the commencement of development of the first Restaurant and will maintain in full force and effect during the Technical Consulting and Support Services Term at its sole cost and expense an insurance policy or policies that at a minimum (a) satisfy all mandatory insurance coverage types and amounts required in the specific jurisdiction in the Territory in which each Restaurant developed

and operated by F&E is located and (b) is commercially reasonably and otherwise commensurate with the insurance coverages that F&E and its Affiliates maintain for their other restaurant businesses of similar size and sales volume. Such policies shall in all cases protect Shells and its Affiliates and respective officers, directors and employees from all activities related to F&E and the Restaurants.

13.2. Within 60 days after the execution of this Agreement, and in no event later than 14 days before the first Restaurant opens for business, 30 days prior to the date on which any insurance policy is scheduled to expire, and at such other times as Shells may reasonably require, F&E will submit to Shells for approval certificates of insurance showing material compliance with all of the requirements of this Section 13. F&E will submit to Shells for approval certificates of insurance showing material compliance with applicable worker's compensation or comparable requirements prior to commencement of the training of any F&E employee. Maintenance of insurance and the performance by F&E of its obligations under this Section 13 will not relieve F&E of liability under the indemnity provisions of this Agreement and will not limit such liability.

14. EXPIRATION AND TERMINATION OF TECHNICAL CONSULTING AND SUPPORT SERVICES TERM

14.1. Each of the events of default described in this Agreement is a material and essential term of this Agreement. If any of the following events occurs, Shells will have the right to terminate this Agreement and F&E's right to receive the Technical Consulting and Support Services under this Agreement immediately upon written notice to F&E stating the reason for such termination (unless a cure period is referenced below), and F&E will no longer have any of the rights to receive the Technical Consulting and Support Services under this Agreement (provided that in no case shall a termination of this Agreement affect the sale and purchase of the Marks and the System under the Restaurant Purchase Agreement):

(a) Upon Shells' re-purchase of the Marks and System pursuant to any exercise of its rights under Section 2.5 of the Restaurant System Purchase Agreement.

(b) Upon any breach or default of any of the provisions of Section 6 (Fees), Section 7 (Inspections) and Section 8 (F&E Organization, Authority and Financial Condition and Principals), if such default is not cured within 30 days after delivery of written notice to F&E specifying such default and demanding an appropriate cure.

(c) Upon any breach or default of any of the provisions of Section 9 (Marks and System), Section 10 (Transfer) or Section 11 (Confidentiality; Restrictions).

(d) If a petition in bankruptcy under any applicable bankruptcy law, an arrangement for the benefit of creditors, or a petition for reorganization is filed by F&E, or is filed against F&E and not dismissed within 90 days from the filing thereof, or if F&E makes any assignment for the benefit of creditors, or if a receiver or trustee is appointed for F&E and is not dismissed within 90 days of such appointment.

(e) If F&E completes a Transfer in accordance with Section 10 following Shells' election not to exercise its right of first refusal granted pursuant to Section 10.3.

(f) If F&E makes any material misrepresentation or omits any material fact in the information furnished to Shells in connection with obtaining any rights under this Agreement.

(g) If any part of this Agreement relating to the payment of the Technical Consulting and Support Services Fees or other amounts owed to Shells is declared invalid or unenforceable for any reason.

(h) If F&E or any Principal is convicted of, or pleads guilty or no contest to, any crime or offense that Shells believes is likely to have an adverse effect on the System, the Marks, or the goodwill associated with the System or the Marks.

(i) If F&E defaults in the performance or observance of the same obligation three or more times, whether or not cured, within a 12-month period.

(j) If F&E brings or attempts to bring an action under the Agency Laws and/or any other successor law, rule or regulation addressing agency relationships in any court, arbitration proceeding or before any other tribunal.

If the event of default specified in Section 14.1(d) occurs, no notice is required and this Agreement will automatically terminate. For the avoidance of doubt, termination of this Agreement shall not otherwise effect F&E's right, title and interest in and to the Marks and the System in the Territory or provide Shells any right of first refusal or right of re-purchase unless otherwise expressly stated herein.

14.2. Subject to Shells' immediate termination rights under Section 14.1, Shells will have the right to terminate this Agreement by written notice to F&E for any other default in the performance or observance of any of F&E's obligations under this Agreement if such default is not cured within 45 days after delivery of written notice to F&E specifying such default and demanding an appropriate cure.

14.3. F&E and the Principals acknowledge that the rights contemplated under this Agreement are granted on the assumption that there will be no Adverse Change of Law during the Technical Consulting and Support Services Term. If, at any time during the Technical Consulting and Support Services Term, there occurs an Adverse Change of Law, the parties agree to use their best efforts and to cooperate with each other to amend this Agreement either to bring it into conformity with the requirements of the Adverse Change of Law or to seek an alternative way to comply with the Adverse Change of Law. If, in Shells' judgment, this Agreement cannot be modified to comply with the Adverse Change of Law without undermining material elements of the relationship, Shells may, at its option, without liability for such action or any further obligation to F&E, terminate this Agreement and the rights granted hereby upon thirty (30) days' written notice to F&E.

14.4. The provisions of Sections 5, 6.6, 9, 11, 12, 14 and 17 shall survive the termination or expiration of this Agreement.

15. SEVERABILITY

15.1. If any part of this Agreement for any reason is declared invalid, unenforceable or impaired in any way, the remaining portions will remain in full force and effect as if the Agreement had been executed with the invalid portion eliminated. It is hereby declared to be the intention of the parties that they would have executed the remaining portion of this Agreement without including therein any such portions that might be declared invalid. If any clause or provision in this Agreement would be deemed invalid or unenforceable as written, it will be deemed modified or limited to such extent or in such manner as may be necessary to render the clause or provision valid and enforceable to the greatest extent possible in light of the interest of the parties. The terms of this Section 15.1 will not be deemed to supersede the termination rights of Shells set forth in Section 14.1 herein, and the parties agree that in addition to its rights under Section 14.1 Shells

will have the right to terminate this Agreement upon written notice to F&E if any provision hereof regarding the preservation of any of Shells' Confidential Information disclosed hereunder or the enforcement of any noncompetition covenants pursuant to Section 11 is for any reason declared invalid or unenforceable.

16. NO WAIVER OF DEFAULT

16.2. The waiver by any party to this Agreement of any breach or default, or series of breaches or defaults, of any term, covenant or condition in this Agreement or of any same or similar term, covenant or condition contained in any agreement between Shells and F&E shall not be deemed a waiver of any subsequent or continuing breach or default of the same or any other term, covenant or condition contained in this Agreement or in any other agreement between Shells and F&E or their respective Affiliates. No waiver of any provision of the Agreement by F&E will be effective unless it is in writing and signed by Shells.

16.3. All rights and remedies of the parties hereto will be cumulative and not alternative, in addition to and not exclusive of, any other rights or remedies that are provided for herein or that may be available at law or in equity in case of any breach, failure or default or threatened breach, failure or default of any term, provision or condition of this Agreement. The rights and remedies of the parties hereto will be continuing and will not be exhausted by any one or more uses thereof and may be exercised at any time or from time to time as often as may be expedient. Any option or election to enforce any such right or remedy may be exercised or taken at any time and from time to time. The expiration or earlier termination of this Agreement will not discharge or release F&E and any Principals from any liability or obligation then accrued or any liability or obligation continuing beyond or arising out of the expiration or earlier termination of this Agreement.

17. GOVERNING LAW, DISPUTE RESOLUTION AND REMEDIES

17.1. **Governing Law. This Agreement, and the rights and obligations of the parties under this Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, U.S.A., without reference to its conflict of law provisions. This agreement to arbitrate and, to the extent applicable, the enforcement of any award rendered pursuant to it shall also be governed by the Convention on the Recognition and Enforcement of Foreign Arbitral Awards, 9 U.S.C. §§ 201 et seq.**

17.2. Submission of Disputes to Arbitration. Any controversy or claim arising out of or relating to this Agreement and related agreements (including the Restaurant System Purchase Agreement) or the breach thereof (collectively, the "Dispute"), shall be finally determined by binding arbitration administered by the International Centre for Dispute Resolution in accordance with its international arbitration rules.

(a) Number of Arbitrators. The number of arbitrators shall be (i) one if the amount in controversy in the Dispute is less than U.S. $1,000,000.00 or (ii) three if the amount in controversy in the Dispute is over U.S. $1,000,000.00.

(b) Method of Appointment of the Arbitrators.

(i) If the arbitration is to be conducted by a sole arbitrator, then the arbitrator shall be jointly selected by the parties to the Dispute. If the parties to the Dispute fail to agree upon the arbitrator within thirty (30) days after the commencement of the arbitration, then the Administrator shall appoint the arbitrator.

(ii) If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) days of the commencement of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two party-appointed arbitrators have been appointed by the parties to the dispute. The presiding arbitrator shall not be of the same nationality as that of either of the parties. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the administrator shall appoint the remainder of the three arbitrators not yet appointed.

(iii) If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) days of the commencement of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator of if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the administrator shall appoint the remainder of the three arbitrators not yet appointed.

(iv) Place of Arbitration. The place of arbitration shall be Tampa, Florida, U.S.A.

(v) Language of the Arbitration. The language of the arbitration shall be American Style English.

(vi) Consolidation. If the parties initiate multiple arbitration proceedings (including under this Agreement, the Restaurant System Purchase Agreement or any other agreement between the parties), the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings, at the option of and in the sole discretion of the Shells, may be consolidated into a single arbitral proceeding.

(vii) Depositions. At the request of a party, the arbitrator(s) shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator(s) deems such necessary or appropriate. Depositions shall be limited to a maximum of three per party and shall be held within thirty (30) days of the arbitrator(s)' order. Additional depositions may be scheduled only with the permission of the arbitrator(s) or the presiding arbitrator, and only for good cause shown. Each deposition shall be limited to a maximum of one day's duration. All objections are reserved for the arbitration hearing except for objections based upon privilege and proprietary or Confidential Information.

(viii) Arbitrator(s)' Granting of Interim or Final Relief. Except as provided below and without limiting the noncompliance remedies available pursuant to Section 17.10 below, the arbitrators shall have the authority to award any interim or final remedy or relief that a court of competent jurisdiction in the State of Florida, U.S.A. could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or

the imposition of sanctions for abuse or frustration of the arbitration process. Among other remedies, the arbitrator(s) will have authority to award liquidated damages as agreed by the parties and interest, but the arbitrators will have no authority to award punitive, exemplary, treble, incidental, indirect, special, consequential or other similar damages unless otherwise permitted in this Agreement (whether such damages may be available under applicable law).

(ix) Entry of Judgment. Any arbitration award shall be final and binding and shall be paid within thirty (30) days of the issuance of the arbitrator(s)' award. Any judgment upon an award rendered by the arbitrator(s) may be entered in and enforced by any court having jurisdiction thereof.

(x) Arbitation Costs and Attorneys' Fees. The arbitration costs and attorneys' fees for the party which principally prevails shall be paid by the party which does not principally prevail in the arbitration. In the event that a party to this Agreement fails to comply with the provisions of this Section 17, or with an order, award or determination of the arbitrator(s), then such noncomplying party shall be liable for all costs and expenses, including court costs and attorneys fees, incurred by a prevailing party in its effort to obtain either an order to compel, or recognition or enforcement of an award, from the arbitral panel or from a court of competent jurisdiction.

(xi) Confidentiality. Except as necessary to obtain interim or provisional relief, to enforce any arbitration award or order or to comply with any franchise-specific disclosure obligation, neither party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

(xii) Award. Any award will be made in Dollars, free of any tax, penalty or other deduction. The award will include interest, as determined by the arbitral award, from the date of any default or other breach of this agreement until the award is paid in full.

17.3. Interim or Provisional Relief and Enforcement. Notwithstanding the above, Shells may elect to apply to any court of competent jurisdiction to enforce any arbitration order or award or to seek interim or provisional injunctive, equitable or other extraordinary relief or its equivalent with respect to any matters contemplated by this Agreement, including, but not limited to, matters involving impermissible competition or alleged misuse of the Marks or Confidential Information prior to or after the termination or expiration of this Agreement. The parties agree that seeking and obtaining such interim or preliminary relief shall not waive the right to arbitration.

17.4. Consent to Jurisdiction and Service of Process. With respect to all suits, actions or other legal proceedings relating to interim or provisional relief as provided in Section 17.3 or to recognition, enforcement or collection of any award issued by the arbitrator(s), each of the parties submits to the non-exclusive jurisdiction of the courts of competent jurisdiction in the State of Florida, U.S.A. and of the courts of competent jurisdiction in which F&E's corporate office or the Restaurants are located, and waives and agrees not to assert by way of motion, defense or otherwise, any claims that it is not subject to the jurisdiction of the courts of competent jurisdiction in the State of Florida, U.S.A. and of the courts of competent jurisdiction in which F&E's corporate office or the Restaurants are located, that such suit is brought in an inconvenient forum or that the venue of the suit is improper. Each of the parties also consents to the service of any process, summons, pleadings, notice or other papers in the manner permitted by the

notice provisions of section 21.1 hereof.

17.5. No Class Action. The parties agree that any actions related to a Dispute shall be conducted on an individual basis, and not as part of a common, consolidated or class action.

17.6. Claims Not a Defense; Arbitration Affect on Performance. F&E and each Principal each expressly agree that the existence of any claims it may have against Shells or its Affiliates, whether or not arising from this Agreement, will not constitute a defense to the enforcement by Shells of any of the rights under this Agreement. Further, a notice of, or request for, arbitration will not operate to stay, postpone or rescind the effectiveness of any demand for performance or notice of termination.

17.7. Business Judgment Rule. F&E, the Principals, and Shells acknowledge that various provisions of this Agreement specify certain matters that are within the discretion or judgment of Shells or are otherwise to be determined unilaterally by Shells. If the exercise of Shells' discretion or judgment as to any such matter is subsequently challenged, the parties expressly direct the arbitrator(s) or other trier of fact that Shells' reliance on a business reason in the exercise of its discretion or judgment is to be viewed as a reasonable and proper exercise of such discretion or judgment, without regard to whether other reasons for its decision may exist and without regard to whether the trier of fact would independently accord the same weight to the business reason.

17.8. LIMITATION OF CLAIMS. EXCEPT WITH REGARD TO F&E'S OBLIGATIONS TO MAKE PAYMENTS TO SHELLS PURSUANT TO THIS AGREEMENT AND NOTWITHSTANDING ANY OTHER APPLICABLE STATUTE OF LIMITATIONS UNDER APPLICABLE LAW, ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP AMONG F&E AND THE PRINCIPALS AND SHELLS AND ITS AFFILIATES ARISING OUT OF, FROM OR RELATED TO THIS AGREEMENT SHALL BE BARRED UNLESS AN ACTION, PROCEEDING, OR ARBITRATION IS COMMENCED WITHIN TWO (2) YEARS FROM THE DATE THE CAUSE OF ACTION ACCRUES.

17.9. WAIVER OF DAMAGES. TO THE FULLEST EXTENT PERMITTED BY LAW, SHELLS, F&E AND THE PRINCIPALS WAIVES ANY RIGHT TO OR CLAIM OF ANY PUNITIVE, EXEMPLARY, TREBLE, INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES (WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER FLORIDA LAW, U.S. LAW, OR ANY OTHER LAWS) AGAINST SHELLS, F&E, THE PRINCIPALS, THEIR RESPECTIVE AFFILIATES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, AGENTS, REPRESENTATIVES, INDEPENDENT CONTRACTORS, SERVANTS AND EMPLOYEES, IN THEIR CORPORATE AND INDIVIDUAL CAPACITIES, ARISING OUT OF ANY CAUSE WHATSOEVER (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT, STATUTORY OR OTHERWISE); PROVIDED THAT SUCH WAIVER SHALL NOT APPLY TO ANY CLAIM (A) BY SHELLS FOR NONCOMPLIANCE DAMAGES UNDER THIS AGREEMENT (INCLUDING BY SHELLS FOR LOST PROFITS UPON OR ARISING OUT OF THE PREMATURE TERMINATION OF THIS AGREEMENT); AND/OR (B) BY ANY PARTY FOR ATTORNEYS' FEES OR COSTS AND EXPENSES UNDER THIS AGREEMENT. SHELLS, F&E AND THE PRINCIPALS AGREE THAT IN THE EVENT OF A DISPUTE, SHELLS, F&E, THE PRINCIPALS AND THEIR RESPECTIVE AFFILIATES SHALL BE LIMITED TO THE RECOVERY OF ANY DIRECT OR GENERAL DAMAGES SUSTAINED BY THEM, RESPECTIVELY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF ANY OTHER TERM OF THIS AGREEMENT IS FOUND OR DETERMINED TO BE UNCONSCIONABLE OR UNENFORCEABLE FOR ANY REASON, THE FOREGOING PROVISIONS OF WAIVER BY AGREEMENT OF PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES SHALL

CONTINUE IN FULL FORCE AND EFFECT.

17.10. Non Compliance Damages. Without limiting Shells' rights to seek any remedy or relief available to it under this Agreement, and under applicable law or equitable principles:

(a) In consideration of the specialized training and Confidential Information provided under this Agreement and the value of the System, and due to the difficulty of establishing the precise amount of damages for breach of (a) the transfer obligations set forth in Section 10; (b) the non-competition obligations set forth in Sections 11.1 and 11.2, (c) the confidentiality obligations set forth in Section 11.3; and/or (d) the employee non-solicitation obligations set forth in Section 11.4, the parties agree that for any breach of the obligations undertaken by F&E and the Principals in Sections 10, 11.1, 11.2, 11.3 and/or 11.4, in addition to the other remedies provided for in this Agreement or otherwise available to Shells, F&E and the Principals who commit such breach shall jointly and severally pay to Shells as monetary damages, based on a reasonable estimate of the probable damages that Shells would suffer resulting from such breaches, and not as a penalty, an amount equal to the applicable non-compliance damages as set forth in the Summary Pages for each violation.

(b) If, as a result of any other default or breach by F&E or a Principal this Agreement is terminated prior to the natural expiration of the Term, the damages that Shells would suffer for the loss of goodwill associated with the misuse of the Marks and System and the loss of prospective fees and other amounts payable to or for Shells in this Agreement would be difficult if not impossible to ascertain, such that F&E agrees to pay non-compliance damages based on a reasonable estimate of the probable damages that Shells would suffer in the form of lost fees and other amounts payable hereunder, and not as a penalty, in an amount set forth in the Summary Pages.

(c) The agreements regarding the payment of noncompliance damages set forth in this Section 17.10. are not an election of remedies and Shells may pursue all other remedies available to it under this Agreement and applicable law.

(d) If directed by Shells, all such payments to Shells will be made to Shells in the United States, in Dollars, without penalty or reduction, and such amounts may be collected by Shells from the Letter of Credit. All amounts based upon Gross Sales payable to Shells hereunder will be computed in accordance with the provisions of this Agreement governing conversion of currency and Shells shall have such rights and remedies regarding receipt of payment in Dollars as set forth in this Agreement.

(e) For the avoidance of doubt, Shells shall be permitted to seek non-compliance damages under this Agreement and/or the Restaurant Business Purchase Agreement, but in no case shall Shells be entitled to double recovery under both this Agreement and the Restaurant Business Purchase Agreement.

18. LANGUAGE

18.1 This Agreement and its exhibits shall be executed in English only. F&E shall not translate or allow any translation, in whole or in part, of this Agreement, including any attachments or documents related to the agreements, without Shells' prior written consent, and F&E shall not attempt to have this Agreement or any related documents notarized or otherwise authenticated without Shells' prior written consent. F&E shall be solely responsible for the cost of any approved translation of this Agreement, the Manuals

or any other written procedures, policies, manuals, recipes and all costs that may be incurred by Shells to review translated material. Notwithstanding, if any translation of this Agreement is required by any court, arbitration panel or other tribunal, Shells will appoint a translator to make the translation, and Shells and F&E shall share equally the costs and expenses associated with the translation. If this Agreement or the Manual is translated into any language other than English, and any dispute or question of interpretation arises concerning this Agreement or the Manual, the provisions of the English version(s) shall control.

19. GOVERNMENT APPROVAL

19.1. F&E shall make no attempt to obtain any approval, registration or recordation of this Agreement without Shells' prior written consent; however, Shells shall execute documents reasonably requested by F&E to enable F&E to register its title to the Marks and the System in the Territory as necessary to perfect its right, title and interest thereto. Shells and F&E agree to cooperate with each other in connection with any dealings with governmental authorities relating to this Agreement. F&E will not submit any information to governmental authorities with respect to this Agreement without Shells' prior approval; provided that the foregoing restriction will not apply if formal or informal proceedings are instituted against a party or if a dispute between the parties is submitted to any court or tribunal having jurisdiction over such matters. F&E shall bear the expense, either directly or through reimbursement to Shells, of obtaining approval of, and/or registering or recording this Agreement and any amendment with the appropriate governmental authorities (including all legal and other professional expenses) that are consented to by Shells.

20. FORCE MAJEURE

20.1. Shells and F&E, respectively, shall be relieved of their obligations related to the Technical Consulting and Support Services to the extent the parties are respectively prevented, hindered or delayed in such performance during the period of Force Majeure, if the reason for Force Majeure cannot be overcome by use of normal commercial measures. The party whose performance is affected by Force Majeure will give prompt notice of such Force Majeure to the other party by telephone, email or facsimile (in each case to be confirmed in writing sent by expedited courier per Section 21.1), setting forth the nature of the event and an estimate as to its duration and will be liable for failure to give such timely notice only to the extent of damage actually caused. Notwithstanding the forgoing, in no event will the extension of time permitted by this Section 20 exceed 180 days after the occurrence of the Force Majeure.

21. MISCELLANEOUS

21.1. All notices, approvals and other communications required or permitted to be given hereunder must be given in writing and will be deemed given when delivered personally or delivered by expedited delivery service or sent via email or facsimile (provided the transmission is confirmed in writing as described below) addressed to the recipient at the address set forth on the Summary Pages unless that party has given prior written notice of a change of address to the sending party in which event the new address so specified will be used. Any change of address will be effected by giving fifteen days written notice of such change to the other parties to this Agreement.

21.2. Any notices sent by personal delivery will be deemed given upon receipt. Any notice sent by expedited delivery service will be deemed given three Business Days after the time of mailing. Any notice sent by email or facsimile will be deemed given upon transmission provided that the transmission is confirmed in writing sent by expedited courier and sent to recipient within three Business Days after the time of transmission.

21.3. All terms used in this Agreement will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement may require the same as if such words had been written in this Agreement themselves regardless of the number and gender in which they are used. The headings inserted in this Agreement are for reference purposes only and will not affect the construction of this Agreement or limit the generality of any of its provisions.

21.4. This Agreement and the documents referred to herein constitute the entire agreement between the parties regarding the subject matter hereof, superseding and canceling any and all prior and contemporaneous agreements, understandings, representations, inducements and statements of the parties in connection with the subject matter hereof.

21.5. F&E expressly acknowledges that it has entered into this Agreement solely as the result of its own independent investigation and after consultation with its own professional advisors and not as a result of any representations of Shells, its agents, officers or employees.

21.6. No amendment or modification of this Agreement will be binding unless executed in writing by Shells and F&E.

21.7. Shells shall not be considered to be engaged in or doing business in the Territory or in any political subdivision thereof by virtue of being a party to this Agreement. This Agreement is executed and delivered by the parties in the United States.

21.8. Neither this Agreement nor the dealings of the parties pursuant to this Agreement shall create any fiduciary relationship, special relationship or any relationship of trust or confidence between the parties hereto. Shells and F&E, as between themselves, are and shall be independent contractors.

21.9. This Agreement may be executed in multiple counterparts, each to constitute an original, but all in the aggregate to constitute one agreement as executed; provided, however, in making proof of this Agreement, it will not be necessary to produce or account for more than one counterpart.

22. ACKNOWLEDGMENTS

22.1 F&E and Principals acknowledge that:

(a) F&E has received a copy of this Agreement and has had a reasonable opportunity to consult with its professional advisors with respect thereto prior to execution of this Agreement;

(b) No representation has been made by Shells, its agents or employees as to the future profitability of the Restaurants; and

(c) F&E has had ample opportunity to investigate all statements made by Shells relating to the Marks and the System prior to the execution of this Agreement.

IN WITNESS WHEREOF, the undersigned have entered into this Technical Consulting and Support Services Agreement as of the Effective Date.

Shells:

ATTEST:

SHELLS SEAFOOD RESTAURANTS, INC.

Witness # 1
By: ______________________________
Name: ____________________________

By: ______________________________
Name: ____________________________
Title: _____________________________

Witness # 2
By: ______________________________
Name: ____________________________

F&E:

ATTEST:

FOOD AND ENTERTAINMENT CO., LTD., a limited liability company with commercial register No. 2051024638 issued from Khobar Commercial Registration Office on 24/08/1421H

Witness # 1
By: ______________________________
Name: ____________________________

By: ______________________________
Name: ____________________________
Title: _____________________________

Witness # 2
By: ______________________________
Name: ____________________________